                                                                    EXHIBIT 11
                   BURLINGTON NORTHERN INC. and SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (In Millions, Except Per Share Amounts)
                                  (Unaudited)


                                         Three Months Ended   Six Months Ended
                                         ------------------   ----------------
                                              June 30,            June 30,
                                         ------------------   ----------------
                                          1994        1993      1994     1993
                                         ------      ------   --------  ------
Net income
  Primary:
    Net income..........................  $  82       $  72     $ 159    $ 154
    Convertible and mandatory redeemable
      preferred stock dividends.........     (6)         (6)      (11)     (11)
                                          -----       -----     -----    -----
                                          $  76       $  66     $ 148    $ 143
                                          =====       =====     =====    =====
  Fully diluted:
    Net income available for common
      stockholders......................  $  76       $  66     $ 148    $ 143
    Dividends on convertible preferred
      stock, assuming conversion........      6           6        11       11
                                          -----       -----     -----    -----
                                          $  82       $  72     $ 159    $ 154
                                          =====       =====     =====    =====
Weighted average number of shares
  Primary:
    Average common shares outstanding...   89.1        88.5      89.1     88.3
    Common share equivalents resulting
      from assumed exercise of stock
      options...........................    1.1         1.2       1.2      1.1
                                          -----       -----     -----    -----
                                           90.2        89.7      90.3     89.4
                                          =====       =====     =====    =====
  Fully diluted:
    Average common shares outstanding...   89.1        88.5      89.1     88.3

    Common shares resulting from assumed
      conversion of convertible preferred
      stock..............................   7.4         7.4       7.4      7.4

    Common share equivalents resulting
      from assumed exercise of stock
      options assuming full dilution.....   1.1         1.2       1.1      1.2
                                          -----       -----     -----    -----
                                           97.6        97.1      97.6     96.9
                                          =====       =====     =====    =====
Earnings per common share:
  Primary................................ $ .85       $ .74     $1.64    $1.60
  Fully diluted..........................   .84         .74      1.63     1.59

Primary earnings per common share are computed by dividing net income, after deduction of preferred stock dividends, by the weighted average number of common shares and common share equivalents outstanding. Common share equivalents are computed using the treasury stock method. Under the treasury stock method, an average market price is used to determine the number of common share equivalents for primary earnings per common share. The higher of the average or end of period market price is used to determine common share equivalents for fully diluted earnings per common share. In addition, the if-converted method is used for convertible preferred stock when computing fully diluted earnings per common share. No redeemable preferred stock was outstanding during 1994 and the redeemable preferred stock dividends for the six months ended June 30, 1993 were not significant.

Earnings per common share may not compute due to the level of rounding in this exhibit.